                                                                    EXHIBIT (ii)
                                                                    ------------
                               PITNEY BOWES INC.


             COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES(1)

(Dollars in thousands)

                                                                               Years Ended December 31,
                                                            --------------------------------------------------------------
                                                               2000(2)        1999(2)       1998(2)     1997(2)    1996(2)
                                                            ----------     ----------     ---------    --------   --------
Income from continuing
 operations before income taxes.......................      $  802,848     $  823,942     $ 658,662    $605,788   $520,785
   Add:
   Interest expense...................................         200,957        175,699       156,284     157,322    161,222
   Portion of rents representative of the interest
    factor............................................          34,512         33,042        36,403      38,284     39,634
   Amortization of capitalized interest...............             973            973           973         914        914
   Minority interest in the income of subsidiary with
    fixed charges.....................................          14,237         12,033        12,425      11,322      8,121
                                                            ----------     ----------     ---------    --------   --------
Income as adjusted....................................      $1,053,527     $1,045,689     $ 864,747    $813,630   $730,676
                                                            ==========     ==========     =========    ========   ========

Fixed charges:
   Interest expense...................................      $  200,957     $  175,699     $ 156,284    $157,322   $161,222
   Capitalized interest...............................           2,383          1,316             -           -      1,201
   Portion of rents representative of the
    interest factor...................................          34,512         33,042        36,403      38,284     39,634
   Minority interest, excluding taxes, in the
    income of subsidiary with fixed charges...........          20,298         17,610        18,468      16,856     11,391
                                                            ----------     ----------     ---------    --------   --------
                                                            $  258,150     $  227,667     $ 211,155    $212,462   $213,448
                                                            ==========     ==========     =========    ========   ========

Ratio of earnings to fixed charges....................            4.08           4.59          4.10        3.83       3.42
                                                            ==========     ==========     =========    ========   ========

Ratio of earnings to fixed charges excluding minority
 interest.............................................            4.37           4.92          4.42        4.10       3.58
                                                            ==========     ==========     =========    ========   ========

(1) The computation of the ratio of earnings to fixed charges has been computed by dividing income from continuing operations before income taxes as adjusted by fixed charges. Included in fixed charges is one-third of rental expense as the representative portion of interest.

(2) Amounts reclassified to reflect Office Systems, CPLC and AMIC as discontinued operations. Interest expense and the portion of rents representative of the interest factor of these discontinued operations have been excluded from fixed charges in the computation.

     Including these amounts in fixed charges, the ratio of earnings to fixed charges would be 3.95, 4.37, 3.56, 3.75 and 3.39 for the years ended December 31, 2000, 1999, 1998, 1997, and 1996, respectively. The ratio of earnings to fixed charges excluding minority interest would be 4.21, 4.66, 3.78, 4.00 and 3.54 for the years ended December 31, 2000, 1999, 1998,
     1997, and 1996, respectively.